Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statements on Form S-4 of CIT Group Inc. of our report dated March 4, 2005, except as to the effects of changes in reportable segments as described in Note 21 which is as of July 20, 2005, relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Current Report on Form 8-K. We also consent to the reference to us under the under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

September 28, 2005